Exhibit 2.3

SECOND AMENDMENT TO

RESTRUCTURING AGREEMENT

THIS SECOND AMENDMENT TO RESTRUCTURING AGREEMENT (“Second Amendment”) is made this 20th day of February 2004, and amends the Restructuring Agreement dated as of December 10, 2003 as amended as of January 20, 2004 (“Restructuring Agreement”), by and among M&C International, a Nevada corporation, FDFS Holdings, LLC, a Delaware limited liability company, First Data Corporation, a Delaware corporation, Karim Maskatiya, Robert Cucinotta, Global Cash Access, L.L.C., a Delaware limited liability company, and GCA Holdings, L.L.C., a Delaware limited liability company (“GCA Holdings”).

1. GCA Holdings is hereby made a party to the Restructuring Agreement.

2. The Recitals to the Restructuring Agreement are hereby amended and restated in their entirety to read as follows:

RECITALS

WHEREAS, M&C and First Data Financial Services, L.L.C. previously formed the Company to provide certain services to Gaming Establishments (as defined herein) and/or gaming patrons at Gaming Establishments;

WHEREAS, the business of the Company has been conducted pursuant to a Limited Liability Company Agreement, dated as of July 9, 1998, as amended and restated September 10, 1998 and as further amended by Amendment No. 1 thereto dated as of September 18, 2000 (the “LLC Agreement”), among M&C, FDFS and the Company;

WHEREAS, FDFS owns 958 Membership Units (as defined herein), representing sixty-seven percent (67%) of the outstanding Membership Units of the Company, and M&C owns 472 Membership Units, representing thirty-three percent (33%) of the outstanding Membership Units of the Company;

WHEREAS, FDFS has granted M&C an option (the “M&C Option”) to purchase from FDFS 128.7 Membership Units, which represent nine percent (9%) of the Company pursuant to the Letter Agreement between FDC and M&C dated September 29, 2000 in exchange for a cash payment by M&C of $27,000,000, payable by a wire transfer of immediately available funds to an account designated by FDC;

WHEREAS, M&C and FDFS desire to restructure the ownership of the Membership Units in the Company, so that:

(a) each of M&C and FDFS shall contribute all of their Membership Units in the Company to GCA Holdings, L.L.C., a Delaware limited liability company (“GCA Holdings”) in exchange for a number of membership units in GCA Holdings (“GCA Holdings Membership Units”) equal to the number of Membership Units in the Company so contributed, such that each of M&C and FDFS shall, after such contribution, own the same percentage interest in GCA Holdings after the contribution as it owned in the Company prior to the contribution,

(b) FDC and M&C shall amend the M&C Option so that it becomes an option to purchase from FDFS 128.7 GCA Holdings Membership Units, which represent nine percent (9%) of GCA Holdings,

(c) M&C shall exercise the M&C Option,

(d) a third party unaffiliated with M&C shall purchase a portion of the GCA Holdings Membership Units held by M&C,

(d) all of the GCA Holdings Membership Units owned by FDFS are redeemed, and

(e) a portion of the common shares of CashCall (as defined herein) held by FDFS, LLC are redeemed by CashCall and the remainder of the common shares of CashCall held by FDFS, LLC are purchased by the Company; and

WHEREAS, in connection therewith, the parties intend to enter into this Agreement and the Ancillary Agreements (as defined herein).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

3. Effective immediately prior to the Closing, FDC and M&C hereby amend the M&C Option so that it becomes an option to purchase from FDFS 128.7 GCA Holdings Membership Units, which represent nine percent (9%) of GCA Holdings, in exchange for a cash payment by M&C of $27,000,000, payable by a wire transfer of immediately available funds to an account designated by FDC.

4. Section 2.2 of the Restructuring Agreement is hereby amended and restated in its entirety to read as follows:

2.2 Closing Actions. At the Closing, the parties hereto and their applicable Affiliates shall cause the following actions to take place in immediately successive steps in the following order (but all of which actions shall be deemed to take place on the Closing Date):

(a) The Final Distribution shall be completed;

(b) FDFS shall contribute to the Company or, at the Company’s discretion, to a direct or indirect subsidiary of the Company such as CCI Acquisition, LLC, all of the issued and outstanding membership interests in Casino Credit Services, LLC (“CCS”). For purposes of such contribution, CCS shall be deemed to have a fair market value of zero, and no additional equity interest will be issued to FDFS on account of such contribution.

(c) M&C, FDFS and GCA Holdings shall enter into a limited liability company agreement on terms substantially identical to the current terms of the LLC Agreement of the Company. M&C and FDFS shall each contribute all of their Membership Units in the Company to GCA Holdings, and in exchange GCA Holdings shall issue to each of M&C and

FDFS a number of GCA Holdings Membership Units equal to the number of Membership Units in the Company so contributed, such that each of M&C and FDFS shall, after such contribution, own the same percentage interest in GCA Holdings after the contribution as it owned in the Company prior to the contribution. The LLC Agreement of the Company shall be amended to admit GCA Holdings as the sole member of the Company;

(d) M&C shall exercise in full the M&C Option, as amended, in exchange for a cash payment by M&C of $27,000,000, payable by a wire transfer of immediately available funds to an account designated by FDC.

(e) (i) CashCall shall redeem, and FDC shall cause FDFS, LLC to permit the redemption of, a portion of the 670 common shares (representing 67% of the outstanding equity interests in CashCall) of CashCall (such portion to be designated by M&C) in exchange for a cash payment by CashCall of Seventeen Thousand Five Hundred United States Dollars ($17,500) per common share, less applicable withholding taxes, payable by wire transfer of immediately available funds denominated in Canadian dollars using the nominal noon exchange rate published by the Bank of Canada on the business day immediately prior to the Closing Date to an account designated by FDC, and M&C shall cause CashCall to take and FDC shall cause FDFS, LLC to take any other actions necessary to consummate such redemption. M&C shall notify FDC of the number of common shares of CashCall owned by FDFS, LLC to be redeemed not less than five business days prior to the Closing Date; provided, however, that the number of shares to be redeemed shall not exceed one (1) without FDFS, LLC’s prior consent.

(ii) FDC shall cause FDFS, LLC to assign and transfer to the Company, and the Company shall purchase from FDFS, LLC, (A) all of the remaining common shares of CashCall held by FDFS, LLC (after giving effect to the redemption described the immediately preceding clause (i)) and (B) the indebtedness owed by CashCall as of the Closing Date to Western Union Financial Services (Canada), Inc., which prior to the Closing Date shall have been transferred by Western Union Financial Services (Canada), Inc. to FDFS, LLC, in exchange for a cash payment by the Company of Seventeen Thousand Five Hundred United States Dollars ($17,500) per common share, payable by wire transfer of immediately available funds denominated in United States dollars to an account designated by FDC, and the Company shall take and FDC shall cause FDFS, LLC to take any other actions necessary to consummate such purchase and sale.

(f) one or more third parties unaffiliated with M&C shall purchase from M&C, pursuant to a bona fide business transaction, a number of GCA Holdings Membership Units that represents a four and ninety-nine hundredths (4.99%) or greater equity interest in GCA Holdings after giving effect to the redemption described in Section 2.2(f).

(g) FDFS and GCA Holdings shall execute and deliver the Membership Unit Redemption Agreement, in the form attached as Exhibit B (the “Membership Unit Redemption Agreement”), and in connection therewith FDFS shall assign and transfer to GCA Holdings, and GCA Holdings shall redeem from FDFS, all of FDFS’s Membership Units in exchange for a cash payment by the Company of Four Hundred Seventy Eight Thousand Five Hundred Sixty Six Dollars and Twenty Six Cents ($478,566.26) per Membership Unit redeemed thereby (the “GCA Redemption Payment”), payable by wire transfer of immediately available funds to an account designated by FDC, and the parties thereto shall take any other actions contemplated to be taken thereunder on the Closing Date to consummate such redemption.

(h) FDC and the Company shall execute and deliver the Sponsorship Indemnification Agreement, in the form attached as Exhibit C (the “Sponsorship Indemnification Agreement”), and in connection therewith, the Company shall cause a letter of credit (in a form to be reasonably acceptable to FDC) to be issued to FDC in the amount of $1,000,000 issued by a qualified financial institution selected by the Company with the prior consent of FDC, such consent not to be unreasonably withheld, together with instructions to the issuer of such letter of credit to make payments to FDC thereunder for any indemnified amounts under the Sponsorship Indemnification Agreement.

(i) The Company and Western Union Financial Services, Inc. shall amend and restate the Network Agency Agreement by execution and delivery of the Amended and Restated Network Agency Agreement, in the form attached as Exhibit D (the “Amended and Restated Network Agency Agreement”), and the Company shall complete the related agent application form and compliance acknowledgement.

(j) The Company and Integrated Payment Systems, Inc. shall execute and deliver Amendment No. 3 to the Money Order Trust Agreement in the form attached as Exhibit E (“Amendment No. 3 to the IPS Agreement”).

(k) CashCall and Integrated Payment Systems Canada, Inc. shall execute and deliver Amendment No. 2 to the Canada Money Order Trust Agreement in the form attached as Exhibit F (“Amendment No. 2 to the Canada Money Order Trust Agreement”).

(l) The Company and TRS Recovery Services, Inc. shall execute and deliver Amendment No. 2 to the TeleCheck Marketing Agreement in the form attached as Exhibit G (“Amendment No. 2 to Marketing Agreement”).

(m) Infonox shall agree to be bound by Section 4.5 and Section 4.14 of this Agreement pursuant to a written agreement reasonably acceptable to FDC.

(n) The Company and First Financial Bank shall execute and deliver Amendment No. 1 to the ATM Sponsorship Agreement in the form attached as Exhibit J (“Amendment No. 1 to ATM Sponsorship Agreement”).

(o) M&C shall provide to FDC written evidence, in a form reasonably acceptable to FDC, evidencing the payment in full of all amounts owing under the Promissory Note issued by M&C to Bank of America, N.A. dated September 29, 2000 and subject to the Guaranty Agreement dated as of September 29, 2000 made by FDC in favor of Bank of America, N.A.

For the avoidance of doubt, the Parties agree that the aggregate amount payable to FDFS and FDFS, LLC pursuant to Sections 2.2(b) – (g) (including the GCA Redemption Payment) shall total $435,600,000, less applicable withholding taxes, if any, and upon completion of those transactions, no FDC Related Person shall own any equity interest, or any option, warrant or right to acquire any equity interest, in the Company or any other Person which, directly or indirectly, is owned or controlled by the Company (where “control” means the power to direct the management or affairs of a Person and “ownership” means the beneficial ownership of more than 50% of the equity securities of the Person); it being understood and agreed that, to the Knowledge of the Parties, there exists no such Person other than has been addressed by the express terms of Section 2.2(b) – (g).

5. Section 3.1(f) of the Restructuring Agreement is hereby amended and restated in its entirety to read as follows:

“(f) Title. FDFS or FDFS, LLC, as applicable, has, or at the Closing will have, good and marketable title to (i) the Membership Units to be contributed to GCA Holdings pursuant to Section 2.2(b), (ii) the membership interests in CCS to be contributed to the Company pursuant to Section 2.2(c), (iii) the Membership Units to be purchased by M&C pursuant to Section 2.2(d), (iv) the shares of CashCall to be redeemed by CashCall pursuant to Section 2.2(e)(i) and the shares of CashCall to be transferred to the Company pursuant to Section 2.2(e)(ii), and (v) the Membership Units to be redeemed by the Company pursuant to Section 2.2(g), free and clear of all Encumbrances, and upon the consummation of the aforementioned contribution, purchase, transfers and redemption, the recipient, purchaser, transferee and redeemer of the same shall have obtained good and marketable title thereto, free and clear of all Encumbrances, other than Encumbrances arising from the actions of the recipient, purchaser, transferee or redeemer thereof.”

6. Section 4.7 of the Restructuring Agreement is hereby amended and restated in its entirety to read as follows:

“4.7 HSR Filing. It is the express intention of the parties hereto that at all times prior to and on the Closing Date M&C (together with its owners, parents, subsidiaries and affiliates) shall hold less than one hundred percent (100%) of the outstanding Membership Units of the Company and less than one hundred percent (100%) of the outstanding Membership Units of GCA Holdings. As promptly as practicable after the date hereof, if required in order to consummate the transactions contemplated by this Agreement, M&C and FDFS shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each Party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act and any such rules and regulations. Each of the M&C Parties and FDFS agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations. The filing fees associated with compliance with the HSR Act shall be paid 50% by M&C and 50% by FDFS; provided that in no event shall FDC be obligated to pay more than $140,000 in respect of such filing fees, and M&C shall bear any expense in excess of such amount.”

7. Section 4.18 of the Restructuring Agreement shall be amended and restated in its entirety to read as follows:

“4.18 Account Reconciliation. Prior to the Closing Date, each Company Affiliate and FDC shall reconcile outstanding accounts between each such Company Affiliate and any FDC Related Person (and, if any, among the Company Affiliates) for fees, commissions or other payments accrued as of December 31, 2003 in the ordinary course of business consistent with past practice pursuant to the Service Agreements, other commercial agreements and the FDFS monthly billings, and each of the Company and the applicable FDC Related Person shall make the payment determined pursuant to such reconciliation on or prior to the Closing Date.”

8. Section 8.7(b) of the Restructuring Agreement shall be amended so that the reference to “2.2(a) – (e)” therein is replaced with a reference to “2.2(b) – (g)”.

9. Section 8.7 of the Restructuring Agreement shall be amended by the addition of the following subsection (c):

“(c) M&C, FDFS and the Company agree that, notwithstanding any contrary provision of the LLC Agreement, the Members, acting by unanimous written consent and without the need for any action or approval by the Management Committee, shall have the authority to approve (i) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) any transaction or plan of financing involving the Company or GCA Holdings to raise debt or equity financing that is sufficient in amount to consummate the transactions contemplated by this Agreement (“Plan of Financing”), and any documents, transactions or agreements ancillary to such Plan of Financing. M&C, FDFS and the Company hereby agree that the foregoing sentence shall constitute an amendment of the LLC Agreement pursuant to Section 14.5 thereof. Subject to the provisions of Sections 5.3, 5.4, 5.5, 5.6 and 5.7, each M&C Party, the Company and GCA Holdings, jointly and severally, shall indemnify, protect and hold harmless each FDC Group Member from and against any and all Losses and Expenses, imposed in any manner upon, incurred by or asserted against such FDC Group Member in connection with or arising from the Plan of Financing, except to the extent that any such Losses and Expenses result from affirmative actions or statements by any FDC Related Person in connection with the Plan of Financing taken or made without the express request or approval of M&C or the Company (it being understood that such exception shall not apply to the omission of any statement or the failure to take any action). The covenant set forth in the preceding sentence shall be a “Special Representation” not subject to the $5,000,000 limit on liability set forth in Section 5.6(a), but rather shall be subject to the $435,600,000 limit applicable to Special Representations.”

10. Section 8.12(a) of the Restructuring Agreement shall be amended so that the reference to “2.2(a) – (e)” therein is replaced with a reference to “2.2(b) – (g)”.

11. The definition of “Company Affiliate” in the Restructuring Agreement shall be deemed also to include GCA Holdings. GCA Holdings, as an M&C and Company Affiliate shall be bound by (and a beneficiary of) the mutual releases set forth in Section 4.5 of the Restructuring Agreement and the acknowledgements set forth in Section 8.14 of the Restructuring Agreement.

12. Exhibit A to the Restructuring Agreement shall be deleted in its entirety and all references in the Restructuring Agreement to the Membership Unit Purchase Agreement shall be deleted.

13. Exhibit B to the Restructuring Agreement shall be amended and restated in its entirety as set forth in Exhibit B attached hereto.

14. Except as expressly modified hereby, all terms, conditions and provisions of the Restructuring Agreement shall continue in full force and effect. In the event of any inconsistency or conflict between the Restructuring Agreement and this Second Amendment, the terms, conditions and provisions of this Second Amendment shall govern and control.

15. This Second Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

*    *    *

IN WITNESS WHEREOF, this Second Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

FDFS HOLDINGS, LLC		FIRST DATA CORPORATION

By:	/s/ KIMBERLY S. PATMORE	By:	/s/ KIMBERLY S. PATMORE
Name:	Kimberly S. Patmore	Name:	Kimberly S. Patmore
Title:	CFO	Title:	CFO

M&C INTERNATIONAL		GLOBAL CASH ACCESS, L.L.C.

By:	/s/ KARIM MASKATIYA	By:	/s/ KIRK SANFORD
Name:	Karim Maskatiya	Name:	Kirk Sanford
Title:	President	Title:	CEO

KARIM MASKATIYA		ROBERT CUCINOTTA

/s/ KARIM MASKATIYA		/s/ ROBERT CUCINOTTA
Karim Maskatiya		Robert Cucinotta

GCA HOLDINGS, L.L.C.

By:	/s/ KIRK SANFORD
Name:	Kirk Sanford
Title:	President

EXHIBIT A

THIS MEMBERSHIP UNIT REDEMPTION AGREEMENT is made and entered into as of                     ,              (this “Agreement”) by and among GCA Holdings, L.L.C., a Delaware limited liability company (“GCA”) and FDFS Holdings, LLC, a Delaware limited liability company (“FDFS”).

W I T N E S S E T H:

WHEREAS, Global Cash Access, L.L.C., a Delaware limited liability company, M&C, Karim Maskatiya, Robert Cucinotta, First Data Corporation, FDFS and GCA have executed and delivered a Restructuring Agreement dated as of December 10, 2003 and amended as of January 20, 2004 and February     , 2004 (the “Restructuring Agreement”);

WHEREAS, this Agreement is being executed and delivered in order to effect the assignment and transfer to GCA of 829.3 Common Units in the Company (the “Transferred Interests”), in return for the GCA Redemption Payment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. In this Agreement, unless otherwise specifically stated, the capitalized terms used herein shall have the respective meanings specified or referred to in the Restructuring Agreement.

2. Sale and Transfer. FDFS hereby sells, transfers, conveys, assigns and delivers to GCA, and GCA hereby redeems and purchases from FDFS, all right, title and interest of FDFS in, to or under the Transferred Interests.

3. Redemption Price. The redemption price for the Transferred Interests shall be the GCA Redemption Payment. On the date hereof, GCA shall pay FDFS the GCA Redemption Payment by wire transfer of immediately available funds to the account specified by FDFS in writing to GCA.

4. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to its conflicts of law doctrine.

5. Further Assurances. In connection with the consummation of the transactions contemplated by this Agreement, if any time after the date hereof GCA so requests, FDFS shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to vest or evidence in GCA the Transferred Interests. In connection with the consummation of the transactions contemplated by this Agreement, if at any time after the date hereof FDFS so requests, GCA shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to perfect the transfer of the Transferred Interests and to complete the payment of the GCA Redemption Payment.

6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

7. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Membership Unit Redemption Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

GCA HOLDINGS, L.L.C.

By:
Name:
Title:

FDFS HOLDINGS, LLC

By:
Name:
Title: